Sticker to Prospectus

     The Prospectus for ICON Leasing Fund Eleven, LLC consists of this sticker, the Prospectus which is dated April 21, 2005, Supplement No. 1, dated June 17, 2005 and Supplement No. 2 dated June 27, 2005. Supplement No. 2 contains information related to the current status of the offering and updating certain financial information in the Prospectus.

                          ICON LEASING FUND ELEVEN, LLC

                                SUPPLEMENT NO. 2
                               DATED JUNE 27, 2005

                               TO PROSPECTUS DATED
                                 APRIL 21, 2005

Summary

     We are providing you with this Supplement No. 2, dated June 27, 2005, to update the Prospectus dated April 21, 2005, as amended by Supplement No. 1, dated June 17, 2005. The information in this Supplement No. 2 supplements, modifies and supersedes some of the information contained in the ICON Leasing Fund Eleven, LLC ("Fund Eleven") Prospectus, as amended by Supplement No. 1. This Supplement No. 2 forms a part of, and must be accompanied or preceded by, the Prospectus and Supplement No. 1.

         The primary purposes of this Supplement No. 2 are to:

o    Describe the current status of the offering; and

o    Update certain financial information of Fund Eleven to March 31, 2005.

Current Status of the Offering

     As of June 17, 2005, 20,670.64805 shares have been sold to 673 additional members, and those additional members had contributed capital of $20,670,648 to Fund Eleven. Fund Eleven has not yet purchased any equipment but is seeking various equipment leasing opportunities. The minimum offering was achieved on May 6, 2005, and the $10 million minimum offering for Pennsylvania was achieved on May 26, 2005.

Our Compensation

     Through June 17, 2005, Sales Commissions, Underwriting Fees and the O&O Expense Allowance, totaling $2,790,537 have been paid to us and our affiliates in connection with this offering. These fees are described on pages 26 and 27 of the Prospectus.

Certain  Financial  Information  of Fund Eleven for the Quarter  Ended March 31,
2005


                          ICON Leasing Fund Eleven, LLC
                     (A Delaware Limited Liability Company)

                                  Balance Sheet
                                 March 31, 2005
                                   (Unaudited)



     Assets

Cash                                                                                   $2,000
                                                                                       ======

     Liabilities and Members' Equity

Members' Equity

     Manager (one share outstanding, $1,000 per share original issue price)            $1,000
                                                                                       ======

     Additional member (one share outstanding, $1,000 per share original issue price)  $1,000
                                                                                       ======

                                                                                       $2,000
                                                                                       ======


See accompanying notes to balance sheet

                          ICON Leasing Fund Eleven, LLC
                     (A Delaware Limited Liability Company)
                             Notes to Balance Sheet
                                 March 31, 2005
                                   (Unaudited)


(1)  The Limited Liability Company

     ICON Leasing Fund Eleven, LLC (the "LLC") was formed on December 2, 2004 as a Delaware Limited Liability Company. The initial capitalization of the LLC was $2,000. The LLC will continue until December 31, 2024, unless terminated sooner. The LLC is offering membership interests on a "best efforts" basis with the intention of raising up to $200,000,000 of capital. Upon raising a minimum of $1,200,000, membership interests will be issued and members admitted.

     With the proceeds from membership interests sold, the LLC intends to invest in equipment subject to leases and in residual ownership rights in leased equipment and establish a cash reserve as described more fully in the LLC's prospectus. The Manager of the LLC is ICON Capital Corp. (the "Manager"), a Connecticut corporation. The Manager will acquire the assets and manage the business of the LLC.

     The LLC will make payments to the Manager and its affiliates for various fees upon commencement of operations, as outlined in the LLC's prospectus.

(2)  Capital Contribution

     The Manager has made an initial capital contribution of $1,000 to the LLC. In addition, an additional member was admitted on December 17, 2004. The additional member is an officer and director of the Manager. From December 18, 2004 through June 17, 2005, the LLC has admitted 20,670.64805 additional shares representing $20,670,648 in capital contributions.